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                        CONCURRENT COMPUTER CORPORATION
                                   EXHIBIT 11
                     PRIMARY EARNINGS PER SHARE COMPUTATION
               (DOLLARS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)



                                                THREE MONTHS ENDED
                                                   SEPTEMBER 30,
                                                 1996       1995
                                                 ----       ----
Net income (loss)                              $(4,062)   $(3,632)

Weighted average number common shares           42,345     30,311

Increase in weighted average number of
   common shares upon assumed exercise
   of stock options                               -          -
                                               -------    -------
Total                                           42,345     30,311

Net income (loss) per share                    $ (0.10)   $ (0.12)



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